Guidewire Appoints David S. Bauer as Board Member Technology veteran adds substantial experience and information security industry expertise to Guidewire Board of Directors SAN MATEO, Calif., September 14, 2022 – Guidewire (NYSE: GWRE), provider of the industry platform Property and Casualty (P&C) insurers rely upon, today announced that it will appoint David S. Bauer to its Board of Directors effective October 1, 2022, and that Andrew Brown, current director, does not plan to stand for re-election at the upcoming annual meeting of stockholders. “As an ever-larger proportion of the global P&C industry entrusts its core operations to Guidewire and to our cloud platform in particular, ensuring the security and scalability of our operations becomes ever more important. In this context, David Bauer’s career credentials combining software development, security expertise, and IT leadership of a major insurer are uniquely relevant to our long-term mission,” said Marcus Ryu, co-founder and chairman of the board, Guidewire. “Our customers will benefit from David’s contributions as we advance our leadership position as the platform of trust for P&C insurers.” Since January 2020, David S. Bauer has served as Managing Partner and Co-Founder of Holding Ground Decision Intelligence LLC, which provides strategic technology assessment and diligence services for investment companies, boards and executives. From November 2014 to January 2020, Mr. Bauer served as Managing Partner at Sand Hill East LLP, and provided early-stage companies with go-to-market, product, security, technology, and operations advisory services. Further, Mr. Bauer previously served as CISO at Morgan Stanley and Merrill Lynch. Andrew Brown has served on Guidewire’s board of directors since 2013, helping shepherd the company through a period of tremendous growth and change and serving most recently as Chairman of the Compensation Committee. “Andy’s colleagues on the board and management team thank him for his years of service spanning a major period of growth for the company,” said Mr. Ryu. Michael Keller will be replacing Mr. Brown as Chairman of the Compensation Committee effective October 1, 2022. About Guidewire Guidewire is the platform P&C insurers trust to engage, innovate, and grow efficiently. We combine digital, core, analytics, and AI to deliver our platform as a cloud service. More than 520 insurers in 38 countries, from new ventures to the largest and most complex in the world, run on Guidewire.

As a partner to our customers, we continually evolve to enable their success. We are proud of our unparalleled implementation track record, with 1,000+ successful projects, supported by the largest R&D team and partner ecosystem in the industry. Our marketplace provides hundreds of applications that accelerate integration, localization, and innovation. For more information, please visit www.guidewire.com and follow us on twitter: @Guidewire_PandC. NOTE: For information about Guidewire’s trademarks, visit https://www.guidewire.com/legal-notices. Investor Contact: Media Contact: Alex Hughes Diana Stott Guidewire Software, Inc. Guidewire Software, Inc. +1 (650) 356-4921 +1 (650) 781-9955 ir@guidewire.com dstott@guidewire.com ### Source: Guidewire Software, Inc.